UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10732 Hawk’s Vista Street

Plantation, FL 33324

(Address of principal executive offices, including ZIP code)

(954) 632-6630

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Definitive Material Agreement.

As discussed in Item 5.02 below, Dr. James New’s employment as Chief Executive Officer and President of Neurotrope Bioscience, Inc., a wholly-owned subsidiary of Neurotrope, Inc. and Neurotrope, Inc. terminated effective as of July 16, 2014. Accordingly, the Employment Agreement by and between Neurotrope Bioscience, Inc. and Dr. New dated February 25, 2013 (the “Employment Agreement”) terminated as of July 16, 2014. Dr. New will receive severance payments under the terms of the Employment Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On July 16, 2014, the Board of Directors (the “Board”) of Neurotrope, Inc. (the “Company”) appointed Charles S. Ramat and Paul E. Freiman to serve as Co-Chief Executive Officers, on an interim basis, of the Company and of Neurotrope Bioscience, Inc., effective immediately.

Mr. Freiman, 79 years old, has served on the Board since October 18, 2013, and was appointed Co-Chairman of the Board on June 13, 2014. Since January 2009, Mr. Freiman has been an independent pharmaceutical and biotechnology industry consultant.  He serves as Chairman of Chronix BioMedical, Inc. and is a member of the Board of Directors of NovaBay Pharmaceuticals, Inc.  In the past, Mr. Freiman served on the boards of Otsuka America, Inc., and several biotechnology companies based in the United States and Singapore.  Mr. Freiman also served as President and Chief Executive Officer of Neurobiological Technologies, Inc., and as a member of its Board of Directors.

Mr. Freiman also served as Chairman and Chief Executive Officer of Syntex Corporation.

Mr. Freiman served on the Board of the Pharmaceutical Research and Manufacturers Association of America (PhRMA) and was its Chairman. He served on a number of industry task forces both domestically and internationally. He also served as Chairman of the University of California (UCSF) Foundation, The United Way of Silicon Valley and a number of not-for-profit organizations over the years.

Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy.

Mr. Ramat, 63 years old, was elected to the Board on June 13, 2014 and was immediately appointed Co-Chairman of the Board. Mr. Ramat is currently a private investor and has operational and general business experience in several industries including: biotechnology, medical devices, commercial finance, real estate and mobile communications. From December 2009 until December 2013, Mr. Ramat was a principal investor and consultant to Continental Home Loans, the third largest FHA mortgage originator in New York State, with operations in 22 states and with annual originations and servicing portfolio both in excess of $1 billion. Since 2006, he has developed land, principally 1,000 acres of private gated communities, with an emphasis on environmentally friendly practices, in upstate New York. From 2002 to 2005, Mr. Ramat was the President and Chief Executive Officer of Kushner Companies, managing 25,000 apartment units and a commercial portfolio exceeding five million square feet. From 1988 to 2002, Mr. Ramat was Chairman and Chief Executive Officer of Aris Industries, Inc., a publicly traded apparel maker. Prior to 1988, Mr. Ramat had acquired various luxury residential buildings in Manhattan where he executed co-op conversions resulting in over $100 million in sales. Also, he was a principal in United Restaurant Corporation which held national restaurant franchise rights and a Vice President at Landall Corporation, a publicly-traded real estate development company.

Mr. Ramat has served on various business company boards, philanthropies and trade organizations. Mr. Ramat graduated cum laude with a B.A. from Yeshiva University and earned a Juris Doctor degree from Columbia Law School.

There are no arrangements or understandings between either Mr. Freiman or Mr. Ramat and any other persons pursuant to which either was appointed as Co-Chief Executive Officer of the Company. There are also no family relationships between either Mr. Freiman or Mr. Ramat and any director or executive officer of the Company, and except as described below, neither Mr. Freiman nor Mr. Ramat has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In consideration of the services that Mr. Freiman and Mr. Ramat will provide to the Company as Co-Chief Executive Officers, the Company has agreed to pay each of them consulting fees in the amount of $20,000 per month for a term not to exceed six months, which fees will be reduced upon the employment of a permanent Chief Executive Officer to $10,000 per month for 2 months to aid in the transition of responsibilities to the new Chief Executive Officer.

Mr. Ramat’s consulting fees will be paid in addition to the consulting fees he receives under a Consulting Agreement with the Company pursuant to which he receives $50,000 per year.

Departure of Certain Officers

On July 16, 2014, Dr. James New’s employment as Chief Executive Officer and President of Neurotrope Bioscience, Inc. and Neurotrope, Inc. terminated effective on such date. Dr. New remains a member of the Company’s Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated July 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: July 22, 2014	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer,
Executive Vice President, Secretary and Treasurer

EXHIBIT INDEX

No.	Description

99.1	Press Release of Neurotrope, Inc. dated July 18, 2014